TRANSIT GROUP COMPLETES TWO ACQUISITIONS AND SIGNS AGREEMENT IN
THIRD TRANSACTION; COMPANY REPORTS SECOND QUARTER RESULTS

August 18, 1997 9:04 AM EDT

ATLANTA--(BUSINESS WIRE)--Aug. 18,1997--Transit Group, Inc. (Nasdaq Small Cap: TRGP), formerly General Parcel Service, Inc. (former Nasdaq symbol GPSX), today announced that it has completed acquisitions involving two privately held southeastern U.S.-based truckload carriers and has signed a definitive agreement relating to the acquisition of a third trucking company. Letters of intent for these all-stock acquisitions were previously announced in May 1997. A fourth acquisition announced in May, involving Carolina Pacific Distributors, Inc., was completed last month.

Effective Aug. 15, 1997, Transit Group has acquired Capitol Warehouse, Inc., based in Louisville, Kentucky, and Service Express, Inc., based in Tuscaloosa, Alabama. Capitol Warehouse, the largest private truckload carrier in Kentucky, serves customers nationwide and has annual revenues of approximately $16 million. Service Express, which operates primarily in the southeastern United States, has annual revenues of approximately $5 million. Under the terms of the acquisitions, Transit Group has issued a total of approximately 1.54 million new shares of common stock valued at approximately $9.85 million.

Separately, the Company said it has executed a definitive agreement to acquire privately held Carroll Fulmer Group, Inc., headquartered in Groveland, Florida. A family business tracing its origin to the purchase of two trucks in 1961, Carroll Fulmer now has a fleet of 200 company-owned and 600 owner/operated dry van and refrigerated units that haul freight from coast to coast, generating annual revenues of approximately $70 million. In this transaction, which is expected to be completed by Sept. 1, 1997, Transit Group expects to issue 4,166,000 shares of common stock. Closing of the transaction is subject to final due diligence, third-party approvals and finalization of related agreements.

Commenting on the announcement, Philip A. Belyew, President and Chief Executive Officer of the Company, said, "We are pleased to announce ongoing success in acquiring profitable, well-run trucking companies, which is central to our strategy to build a significant presence in the truckload carrier industry. Now with the completion of three acquisitions, we have added approximately $35 million in annual revenues to our base of business, and assuming the Carroll Fulmer acquisition is finalized in a few weeks, Transit Group will surpass the $100 million mark in annual revenues. Importantly, all the companies we have added as a part of our new strategic direction are currently profitable and we believe are well-positioned for continued growth. With these additions, and assuming the planned divestiture of our unprofitable parcel delivery and courier operations is completed, we believe the Company is positioned for profitable operations during the second half of the year, and we hope to add to that momentum with additional acquisitions during the remainder of 1997."

Belyew noted that the addition of Carroll Fulmer to the Company's operations will provide important infrastructure support for Transit Group's expansion plans. With sophisticated marketing, safety, logistics, tracking, and control systems, along with one of the most successful driver recruitment programs in the industry, Carroll Fulmer will serve as a pedestal for Transit Group's continued growth.

Upon completion of the acquisition, Mr. Carroll Fulmer (age 63), Chairman of Carroll Fulmer Group, will join Transit Group's Board of Directors, filling a vacancy on the Board and increasing its number to four. Fulmer, who is a Past Chairman of the Board of the National Agricultural Transportation League, will remain active in the strategic operations of Carroll Fulmer, as will his wife, Barbara (who serves as Treasurer of the company), daughter, Cynthia (who is a regional manager in the company's Huntsville, Alabama office), and sons, Philip (in charge of all administrative areas of the company), Tony (head of marketing and sales) and Timothy (over sales and dispatching for the company's 30 field locations).

Commenting on the proposed acquisition, Fulmer said, "By joining forces with Transit Group, I believe we gain several advantages for the company, our family, and our customers. Not only does this transaction establish liquidity and value for our business, it allows us to become a part of a larger company with the financial resources that are so important for a company like ours to grow, extend its reach to new markets, and leverage the technological advances that are reshaping the trucking industry.
 As one of the 200 largest in the industry, I believe Carroll Fulmer will provide important momentum to Transit Group's efforts to consolidate additional trucking companies and achieve greater scale economies and synergies in the trucking industry."

In connection with Transit Group's new strategic direction, the Company has announced that it intends to dispose of its parcel delivery and courier businesses, with such divestitures expected to be completed during the third quarter of 1997 subject to the completion of due diligence, execution of definitive agreements, and other customary conditions. Accordingly, all of its revenues and expenses for the second quarter and six-month periods ended June 30, 1997, as well as those for prior year periods, have been aggregated and reported as discontinued operations. For the second quarter of 1997, the loss from continuing operations attributable to common shareholders, representing essentially corporate overhead expenses and preferred dividend requirements, totaled $367,158 or $.06 per share versus a loss of $124,829 or $.03 per share in the same period last year. Losses from discontinued operations, including an estimated loss on disposal totaling $7,455,966 or $1.23 per share, increased the net loss for the period to $11,502,110 or $1.90 per share compared with a net loss of $792,429 or $.21 per share in the second quarter of 1996. The Company's net losses for the six-month periods ended June 30, 1997 and 1996, inclusive of losses from discontinued operations, totaled $14,223,440 million or $2.90 per share and $1,475,603 million or $.39 per share, respectively.

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company formed to acquire and consolidate short and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. Trucking companies that operate as parts of Transit Group are located in Alabama, Kentucky and North Carolina, and comprise a fleet of more than 400 trucks and 1,000 trailers, serving customers nationwide.

Transit Group, Inc. Unaudited Financial Results

                                     	Three Months Ended June 30         		  Six Months Ended June 30
                                -------------------------------------- ------------------------------------
  	                                    1997 	              1996 	             1997 	            1996
                                -----------------  ------------------- ---------------  -------------------
Revenues 	                      $       -- 	       $        -- 	       $       -- 	     $        --

Loss from continuing operations       	(174,658)           	(59,205)        	 (268,066)          (233,863)

Discontinued operations:
  Loss from discontinued
    operations                       (3,678,986)           (667,600)        (6,114,408)        (1,082,711)
Estimated loss on disposal 	         (7,455,966) 	          -- 	            (7,455,966) 	         --
                                 ---------------    ----------------    ---------------   ----------------
Net loss 	                          (11,309,610) 	         (726,805) 	     (13,838,440) 	      (1,316,574)

Preferred stock dividend
  requirement 	                        (192,500)            (65,624) 	        (385,000) 	        (159,029)
                                 ---------------    ----------------    ---------------   ----------------
Loss to common shareholders 	   $   (11,502,110) 	 $       (792,429)   $  	(14,223,440) 	$     (1,475,603)
                                 ===============    ================    ===============   ================
Net loss per share:
   Continuing operations        $         (0.06)   $          (0.03)   $         (0.13)  $          (0.10)
   Discontinued operations                (0.61)              (0.18)             (1.25)             (0.29)
   Estimated loss on disposal             (1.23)                 --              (1.52)                --
                                 ---------------    ----------------    ---------------   ----------------
   Net loss 	                   $         (1.90)   $          (0.21)   $         (2.90)  $          (0.39)
                                 ===============    ================    ===============   ================

Weighted average number of
  shares outstanding 	                6,047,738	          3,758,671 	        4,909,528 	        3,758,671
                                 ===============    ================    ===============   ================

Note:	Transit Group's continuing operations consist of
transportation services provided by the Company's subsidiary trucking companies. The Company's first trucking company acquisition was completed subsequent to the end of the second quarter, hence there were no revenues from continuing operations prior to June 30, 1997.